Exhibit 99.1

iRhythm® Technologies Provides Statement on Medicare Administrative Contractor (MAC) Novitas’s Updated Rate Publication and Provides Commentary on Results for the First Quarter 2021

SAN FRANCISCO, April 12, 2021 -- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care solutions company focused on the advancement of cardiac care, commented on the recent publication by Novitas Solutions (Novitas) of rates applicable to the Current Procedural Terminology (CPT) codes 93243 and 93247. The company also provided commentary on preliminary financial results for its first quarter 2021.

On April 10, 2021, Novitas published updated reimbursement rates for codes 93243 and 93247 at $103 and $115, respectively. The updated rates are retroactive to January 1, 2021 and replace rates initially published on January 29, 2021. While these new rates represent an increase from the rates posted on January 29th, iRhythm believes these rates do not appropriately reflect the clinical and economic value that long-term continuous ECG monitoring offers patients, their care teams and the Medicare system. Due to the cost of providing the service relative to the updated rates published by Novitas, iRhythm will not be able to provide its Zio® XT service to the Medicare fee for service segment if these rates remain unchanged. Accordingly, iRhythm is preparing an operating plan to discontinue serving this Medicare segment with Zio XT that it expects to begin implementing in the second quarter.

The company will continue to work with Novitas and other MACs regarding the clinical and economic value of the Zio XT service. In addition, iRhythm has been engaged with the Centers for Medicare & Medicaid Services (CMS) regarding establishment of national pricing for these newly established codes and will continue to use this process as the preferred means of establishing appropriate rates that fully recognize the clinical and economic value of long-term continuous ECG monitoring technology. The company has also initiated a broad customer outreach program to encourage users of the Zio XT service to directly engage both Novitas and CMS on the key role that the Zio XT service plays in the effective diagnosis and management of the Medicare patients within their clinical practices.

“We are extremely disappointed that Novitas did not reflect the appropriate clinical and economic value of long-term continuous ECG monitoring and Zio XT, which is evident to our commercial and direct bill customers who have negotiated pricing consistent with the AMA RUC recommendations. Unfortunately, at these rates we will be unable to offer the Zio XT service to the Medicare fee for service segment,” commented Mike Coyle, iRhythm President and CEO. “We will continue to work hard to secure more appropriate reimbursement for Medicare patients, including national pricing with CMS, so we can continue to deliver the service to all potential patients who can benefit from it.”

iRhythm has analyzed the impact the updated Novitas rates would have had on full year 2020 reported revenue and gross margin had those rates been in effect in 2020. The updated Novitas rates would have negatively impacted 2020 Medicare revenue by $41.3 million and would have decreased 2020 total company revenue from $265.2 million to $223.8 million, or a decrease of 15.6%. In addition, 2020 total company gross margin would have decreased from 73.5% to 68.6%. For the year ended December 31, 2020, Medicare represented 27% of iRhythm’s overall revenue, with a small percentage of that 27% attributable to Zio AT and Zio XT for wear of less than 48 hours, which services are priced nationally and not impacted by the updated Novitas rates.

The following table presents the impact the Novitas rates would have had on full year 2020 reported revenue and gross margin in thousands:

	As disclosed	Novitas Impact	Adjusted
Net Revenue	$265,166	$(41,326)	$223,840
CMS Revenue	$72,536	$(41,326)	$31,210
Gross Margin	73.5%	(4.9)%	68.6%

Preliminary First Quarter Financial Results
The company estimates that volume for the three months ended March 31, 2021 grew 9% over volume in the fourth quarter of 2020. In addition, the company estimates that the updated Novitas rates when compared to historical 0297T rates will have a negative $13.0 million impact to first quarter 2021 revenue.

Exhibit 99.1

The first quarter 2021 financial results included in this release are preliminary and therefore subject to change.

Webcast and Conference Call Information
iRhythm will host a conference call today, April 12, 2021, at 5:30 AM PT / 8:30 AM ET to provide commentary on the impact to its business resulting from the newly published Novitas rates. Investors interested in listening to the conference call may do so by accessing the live and archived webcast of the event available on the “Investors” section of the company’s website at: www.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding CPT coding decisions, expectations regarding government and third-party payor adoption of CPT coding decisions and the timing thereof and other statements relating to reimbursement coverage, and preliminary financial results for the first quarter of 2021. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filings made with the Securities and Exchange Commission on Forms 10-K and 10-Q. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact
Leigh Salvo
(415) 937-5404
investors@irhythmtech.com

Media Contact
Morgan Mathis
310-528-6306
irhythm@highwirepr.com